Exhibit 16.1

March 2, 2007

Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549

Commissioners:

We have read the comments made by Global Business Services, Inc. (copy attached) which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company's Form 8-K report dated March 2, 2007. We agree with the statements concerning our Firm in such Form 8-K.

Yours truly,

/s/ Berkovits, Lago & Company, LLP
Berkovits, Lago & Company, LLP